Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-138794) and Form S-3 (No. 333-161833) of Alberto-Culver Company of our report dated March 3, 2010 relating to the financial statements of Simple Health & Beauty Group Limited, which appears in the Current Report on Form 8-K/A of Alberto-Culver Company dated December 18, 2009.

/s/ PricewaterhouseCoopers LLP

Birmingham
United Kingdom
March 3, 2010